Exhibit 99.1

AAR CORP. and Subsidiaries

Pursuant to SEC Regulation G, AAR CORP. (the “Company”) has included the following reconciliation of financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”) to comparable financial measures reported on a non-GAAP basis.

On March 22, 2006, in response to a question from a participant during a conference call to discuss the Company’s fiscal year 2006 third quarter results, management provided amounts for earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, for the third quarter ended February 28, 2006 and February 28, 2005.

(In thousands)

	Three Months Ended February 28,
	2006	2005
GAAP net income	$9,130	$2,595
Plus: Loss from discontinued operations	—	2,590
Plus: Income tax expense	948	841
Plus: Net interest expense	3,955	3,725
Plus: Depreciation and amortization expense	7,640	7,728
EBITDA	$21,673	$17,479